Exhibit 99.1
For Immediate Release
INFINITY TO BE DELISTED FROM NASDAQ GLOBAL MARKET
DENVER, Colorado (May 5, 2008) — Infinity Energy Resources, Inc. (NASDAQ Global Market: IFNY) (the “Company”), an independent oil and gas exploration and development company, today announced that as of the opening of business on May 9, 2008, trading of the Company’s common stock on the NASDAQ Global Market will be suspended. The Company expects that trading of the Company’s common stock on the OTC Bulletin Board will commence at such time or shortly thereafter.
The Company had previously been notified that it was not in compliance with NASDAQ Marketplace Rule 4450(a)(3), which requires a $10 million minimum stockholders’ equity standard; and Rule 4450(a)(5), which requires a minimum closing bid price of $1.00 for the Company’s common stock. On April 30, 2008, the Company received written notification from the NASDAQ Stock Market (“NASDAQ”) indicating that, based on a review of the Company’s plan to achieve and sustain compliance with all continued listing requirements, NASDAQ had determined to deny the Company’s request for continued listing on The NASDAQ Global Market. The Company does not intend to appeal NASDAQ’s decision.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil in Texas and the Rocky Mountain region of the United States. The Company also has a 1.4 million-acre oil and gas concession offshore Nicaragua in the Caribbean Sea.
The Company is headquartered in Denver, Colorado and its common stock is listed on the NASDAQ Global Market under the symbol “IFNY”. For more information on Infinity Energy Resources, Inc., please visit the following link:
http://www.b2i.us/irpass.asp?BzID=1253&to=ea&s=0.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include comments relating to the Company’s expectations regarding trading on the OTC Bulletin Board and its intent not to appeal NASDAQ’s determination. Factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, the level of market maker participation in the OTC Bulletin Board market and changes in the Company’s financial position or other circumstances. For a discussion of other risks applicable to the Company generally, please see the Company’s Annual Report on 10-K and in the Company’s periodic report filings with the Securities and Exchange Commission.
For additional information, please contact:
Stanton E. Ross, President/CEO at (720) 932-7800